Exhibit 99.2
TerraForm Global Operating, LLC Announces Completion of Consent Soliciation
Bethesda, MD, December 6, 2016 (GLOBENEWSWIRE) - TerraForm Global, Inc. (Nasdaq: GLBL) (the “Company”), a global owner and operator of clean energy power plants, today announced that its subsidiary TerraForm Global Operating, LLC (“TerraForm Global”) has successfully completed the amended and restated solicitation of consents (the “Consent Solicitation”) from holders of record as of 5:00 p.m., New York City time, on November 14, 2016 (the “Record Date”) of its 9.75% Senior Notes due 2022 (the “Notes”) to obtain waivers (the “Waiver”) relating to certain reporting covenants under the indenture dated as of August 5, 2015 (as supplemented, the “Indenture”) among TerraForm Global, as issuer, the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”).
The Consent Solicitation received broad support from the holders of the Notes and provides the Company additional time as it works to complete its audit and annual report for the 2015 fiscal year as well as its subsequent quarterly financial statements and quarterly reports. As described in more detail below, under the terms of the Waiver, the deadline to comply with the reporting covenants in the Indenture relating to the filing of the Company’s annual and quarterly reports required to be filed (including the Form 10-K for 2015 and the Form 10-Q for the first quarter of 2016) was extended to December 26, 2016, with TerraForm Global having the option to further extend the deadline to January 6, 2017, to the extent necessary, by paying an extension fee. TerraForm Global has agreed that written notice shall be deemed to have been validly given, for the purposes of Section 6.01(3) of the Indenture, on December 6, 2016 with respect to the Company’s Form 10-Q for the second quarter of 2016. Therefore, no event of default under the Indenture is expected to occur with respect to the Company’s Form 10-Q for the second quarter of 2016 unless such Form 10-Q were not filed by early March 2017.
“Today’s announcement marks another positive step forward for TerraForm Global,” said Peter Blackmore, Chairman and Interim CEO of the Company. “We are pleased to have worked closely with our bondholders throughout the process and appreciate their support. On behalf of the Board and management team, we remain committed to enhancing value for our stakeholders.”
The Consent Solicitation expired at 5:00 p.m., New York City time, on Tuesday, December 6, 2016. TerraForm Global received validly delivered and unrevoked consents from the Holders (as defined in the Consent Solicitation Statement of TerraForm Global dated December 2, 2016) of a majority in aggregate principal amount of the Notes outstanding as of the Record Date (the “Consenting Holders”), as reported by Global Bondholder Services Corporation, the Tabulation Agent. TerraForm Global instructed the Tabulation Agent to pay each Consenting Holder, in accordance with the terms of the Consent Solicitation Statement, an initial consent fee of $3.50 per $1,000 principal amount of the Notes held by such Holder as to which TerraForm Global received and accepted consents, with funds representing such aggregate initial consent fee that TerraForm Global had paid to the Tabulation Agent in full. The Waiver Effectiveness Date for purposes of the Consent Solicitation is 5:00 p.m., New York City time, on Tuesday, December 6, 2016.
The Waiver waives (i) any and all Defaults or Events of Default (as such terms are defined in the Indenture) existing as of the Waiver Extension Date (as defined below) as a result of the expiration of the September Waiver (as defined in the Consent Solicitation Statement), and the consequences thereof, with respect to any failure to comply with the Indenture, the Notes or the Note Guarantees (as defined in the Indenture) that may have occurred, directly or indirectly, as a result of, arising from, relating to or in connection with a failure to comply with the covenants set forth in Section 4.03 of the Indenture (other than those under Section 4.03(a)(3) thereof relating to current reports on Form 8-K) (such covenants, other than those under Section 4.03(a)(3) thereof, being referred to herein as the “Annual and Quarterly Reporting Covenants”) and (ii)

compliance with the Annual and Quarterly Reporting Covenants, in each case from 5:00 p.m., New York City time, on December 6, 2016 until the applicable Waiver Expiration Date (as defined below).
The Waiver became effective on the Waiver Effectiveness Date and will remain effective until 5:00 p.m., New York City time, on December 26, 2016 (such time and date, the “Initial Waiver Expiration Date”). If TerraForm Global has not, by the Initial Waiver Expiration Date, filed with the Securities and Exchange Commission or made publicly available all annual and quarterly reports that would have been required to be so filed or made publicly available pursuant to the Annual and Quarterly Reporting Covenants and cured each Default or Event of Default in connection therewith, TerraForm Global may, on or prior to the Initial Waiver Expiration Date, pay, or cause to be paid, to each Consenting Holder of the Notes an extension fee (the “Extension Fee”) of $1.50 per $1,000 principal amount of the Notes held by such Holder as to which TerraForm Global received and accepted consents, in which case the effectiveness of the Waiver shall be extended, automatically and without any further action on the part of any Holder, until 5:00 p.m., New York City time, on January 6, 2017 (such time and date, the “Final Waiver Expiration Date” and, together with the Initial Waiver Expiration Date, in each case as then in effect, the applicable “Waiver Expiration Date”). If TerraForm Global fails to pay, or cause to be paid, on or prior to the Initial Waiver Expiration Date, the Extension Fee to each Consenting Holder of the Notes, the Waiver will terminate, and be of no further force and effect, on and after the Initial Waiver Expiration Date.
In connection with the Waiver, TerraForm Global will make publicly available on or before December 7, 2016 certain information relating to its project-level cash balance, its project-level indebtedness, its cash balances and its total indebtedness, each as of October 31, 2016, pursuant to discussions between advisors to TerraForm Global, on the one hand, and Willkie Farr & Gallagher LLP and Evercore Group L.L.C., in their capacity as advisors to an ad hoc group of holders of the Notes, on the other hand, and will pay the reasonable fees and expenses of such advisors incurred in connection with the Waiver. An Event of Default under the Indenture shall occur if TerraForm Global fails to comply with these additional agreements for 5 Business Days after written notice given by the Trustee or Holders of at least 25% in aggregate principal amount of Notes then outstanding voting as a single class.
About TerraForm Global
TerraForm Global is a renewable energy company that is changing how energy is generated, distributed and owned. TerraForm Global creates value for its investors by owning and operating clean energy power plants in high-growth emerging markets. For more information about TerraForm Global, please visit: www.terraformglobal.com.
Contacts:
Investors:

Brett Prior
TerraForm Global
investors@terraform.com

Media:

Meaghan Repko / Joseph Sala / Nicholas Leasure
Joele Frank, Wilkinson Brimmer Katcher
media@terraform.com
(212) 355-4449